Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David B. White

First Busey Corporation, CFO

217-365-4047

First Busey Corporation Announces $85.9 Million Registered Direct Offering

December 29, 2010

Champaign, Illinois

First Busey Corporation (the “Company”) (NasdaqGS: BUSE) today announced that it has entered into stock purchase agreements with several institutional and individual investors, including one of the Company’s directors and certain individuals related to another of its directors, to sell $54.0 million of its common stock at a price of $4.25 per share and $31.9 million of its Series B mandatorily convertible cumulative preferred stock in a registered direct offering.  The Company expects the offering to close by no later than December 31, 2010.  The Company intends to use the net proceeds from the sale of common stock and convertible preferred stock for general corporate purposes.

“Our priorities are Balance Sheet Strength, Profitability and Growth — in that order. This capital raise signals the start of a gradual shift in direction for Busey,” stated Van Dukeman, the Company’s President and Chief Executive Officer. “While we still have work ahead of us improving our asset quality and earnings, it is time to begin to grow again. I am very proud of the commitment our customers, shareholders and associates have shown to Busey over the past two years. In this capital raise, a small group of individual and institutional investors demonstrated their belief in the future of Busey. This capital raise represents our commitment to growth and the overwhelming commitment of our shareholders to Busey.”

The Company has structured the offering to include the convertible preferred stock in addition to the common stock in order to comply with certain listing rules of The Nasdaq Stock Market LLC requiring stockholder approval prior to the issuance of common stock due to the aggregate size of the offering and the participation of one of the Company’s directors and certain individuals related to another of its directors in the offering.  It is intended that the convertible preferred stock will remain outstanding for only a short period of time until the Company receives stockholder approval for the conversion of such shares into shares of common stock. Upon receipt of the necessary stockholder approvals, the convertible preferred stock will automatically convert into shares of the Company’s common stock at the same $4.25 per share price at which the common stock is being sold in the registered direct offering.  The Company expects to hold the special meeting of stockholders to obtain the requisite stockholder approval in February 2011.

Until the convertible preferred stock is converted into common stock, the holders of the securities will be entitled to receive cumulative cash dividends at an annual rate equal to 9.00% of the liquidation amount per share.

FIG Partners, LLC has served as financial advisor to the Company with respect to the offering.

Notice Regarding the Offer and Sale of Common Stock and Convertible Preferred Stock:  The shares of common stock and convertible preferred stock are being offered and sold pursuant to a prospectus supplement, dated December 28, 2010, to the prospectus filed as part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-167214).  The registration statement on Form S-3 may be accessed through the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies of the prospectus supplement relating to the offering and accompanying prospectus may be obtained from the Company at 100 W. University Ave., Champaign, Illinois 61820, by telephone at 217-365-4556 or by fax at 217-365-4157.

About First Busey:  The Company is a $3.5 billion financial holding company headquartered in Champaign, Illinois.  The Company provides a broad range of financial services through its banking and non-banking subsidiaries.  The Company conducts the business of banking and related services through Busey Bank, fiduciary and wealth management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc.